EXHIBIT 10.1

2005 Annual Incentive Plan

TABLE OF CONTENTS

Glossary of terms	2

What is the Annual Incentive Plan (AIP)?	3

How does the AIP support AGL Resources’ strategic goals and objectives?	3

Who is eligible to participate?	3

Who is ineligible to participate?	4

What is the Performance Measurement Period?	4

How does the AIP work?	4

What are the Performance Measures?	4
Corporate Performance Goals Business Unit Performance Goals Individual Performance Measures	4 5 6

How will the Corporate Performance Score, Business Unit Performance Score and Individual Performance Score be weighted?	7

What is my Target Award?	8

How is my AIP award calculated?	8
Annual Rate AIP Award Calculation Examples	8 8

What is the timing for payment of AIP awards?	12

Under what conditions will an AIP award not be paid?	12

What about a change in status during the Performance Measurement Period?	12

What is the effect of the AIP award on other benefits?	13

Who administers the AIP?	13

Are awards under the AIP intended to qualify under Section 162(m)?	13

Does participation in the AIP create employment rights for participants	13

By what law is the AIP governed?	14

What is the source of the funds required to pay benefits under the AIP?	14

Will taxes be withheld from my award?	14

Can the Company amend or terminate the AIP?	14

2005 Annual Incentive Plan

Glossary of Terms

AIP	The 2005 Annual Incentive Plan.
Annual Rate
The rate of pay used to calculate your AIP award.
For exempt participants, Annual Rate is your earned base salary during the Performance Measurement Period.

For nonexempt participants, Annual Rate equals your earned base rate plus total earned overtime and shift differential paid during the Performance Measurement Period.

Award Weighting Factors	The weight assigned to each of the Performance Measures. The total weight of your Performance Measures equals 100%.
Business Unit	The designated arrangement of operations and offices providing a measure of similar business activity by market, location, etc.
Business Unit Performance Score	The score resulting from each Business Unit’s performance compared to the Business Unit’s Performance Measures.
Corporate Performance Score	The score corresponding to the EPS goal achieved and certified for the Performance Measurement Period.
EPS
Earnings Per Share = Net Income for the Performance Measurement Period divided by total shares outstanding (basic). Net income is determined in accordance with generally accepted accounting principles (GAAP) subject to the potential exclusion of certain one-time items.

Individual Performance Score	The score resulting from both your IPO and Success Factor ratings.
IPOs	Individual Performance Objectives or “What you do.”
Performance Measurement Period	The Performance Measurement Period for the 2005 AIP is the same as the fiscal year of the Company - January 1, 2005 through December 31, 2005.
Performance Measures	Performance Measures are the criteria used to determine AIP awards. Performance Measures include corporate and Business Unit performance goals and your IPOs and position Success Factors.
Success Factors	Competencies demonstrated to achieve performance or “How you do it.”
Target Award	The potential amount of incentive compensation that you have the opportunity to earn if the Total AIP Performance Score is 100%. A Target Award is expressed as a percentage of your Annual Rate.
Total AIP Performance Score
Represents the level of corporate, Business Unit and individual performance attained at the end of the Performance Measurement Period. Corporate, Business Unit, and Individual Performance Scores each can range from 0% to 200%.

2005 Annual Incentive Plan

Q. What is the Annual Incentive Plan (AIP)?

A. The Annual Incentive Plan (AIP) is a key part of the Company’s total compensation program. It is intended to provide a meaningful opportunity to earn cash awards by working together to achieve the Company’s performance objectives. The primary features are -
•	Ensuring total cash compensation levels are competitive
•	Rewarding strong financial performance
•	Aligning pay with performance
•	Recognizing individual performance with differentiated rewards
•	Reinforcing how individual contributions support corporate success

Q. How does the AIP support AGL Resources’ strategic goals and objectives?

A. The AIP is designed to align the interests of employees with those of the Company’s shareholders and customers as well as with the strategic objectives of the Company. For 2005, our corporate goals are:

•	Integrate our acquisitions and meet the performance expectations of our value-oriented investors.
•	Establish a national reputation for excellent customer service by investing in systems, processes and people.
•	Accelerate the pace of technology adoption and business process improvement to achieve our “one company” vision.
•	Elevate our public policy profile with leading levels of transparency and collaboration, to facilitate the adoption of our regulatory and business framework.

The AIP pays cash awards to eligible employees if established Performance Measures are met or exceeded during the Performance Measurement Period. Performance Measures include corporate and Business Unit performance goals and your personal IPO and Success Factor ratings.

Q. Who is eligible to participate?

A. You are eligible to participate in the AIP if you satisfy all of the following conditions:
•	Full-time employee* of AGL Resources or of one of the following subsidiaries or operating divisions:

▪	Atlanta Gas Light;
▪	AGL Networks (excluding sales employees)
▪	AGL Services
▪	Chattanooga Gas
▪	Elizabethtown Gas
▪	Elkton Gas
▪	Florida City Gas
▪	Pivotal Energy Development
▪	Virginia Gas
▪	Virginia Natural Gas (VNG)

•	Employed on or before September 30, 2005; or retired during the Performance Measurement Period; and
•	Active status as an employee or on an approved paid leave of absence when AIP award payments are distributed during the Performance Measurement Period.

*Union employees are eligible to participate only if their applicable Collective Bargaining Agreement (CBA) provides for such participation.

2005 Annual Incentive Plan

Q. Who is ineligible to participate?

A.Employees in any of the following categories are ineligible -
•  Seasonal, part-time, co-op, interns, and contract employees
•  Employees who are eligible to participate in any other annual cash incentive plan
•  Employees hired after September 30, 2005
•  Employees who resign or are discharged on or before the date any awards are paid
•  Union employees whose CBA does not provide for such participation.

Q. What is the Performance Measurement Period?

A. The Performance Measurement Period for the current AIP is the same as the fiscal year of the Company - January 1, 2005 through December 31, 2005.

Q. How does the AIP work?

A. At the beginning of the Performance Measurement Period, corporate performance goals are approved by the Policy Committee and the Compensation and Management Development Committee of the Board of Directors. Performance Measures also include: (i) Business Unit goals, which are approved by the Policy Committee; (ii) IPOs, which are established in discussions with your manager; and (iii) Success Factors established for your position.

Based on how we perform at each of those levels as determined at the end of the Performance Period, cash awards, if any, are paid to each participant. These payments are based on your Annual Rate and your Target Award percentage as discussed later in this document.

Q. What are the Performance Measures?

A. Details are provided below for the corporate, Business Unit and individual levels of performance.

Corporate Performance Goals

Corporate performance is measured against the EPS goal approved by the Board of Directors for the Performance Measurement Period and certified by them at the end. For purposes of the AIP, the certified EPS is used as the corporate performance measure in calculating payouts under the plan.

The EPS goal represents an aggressive level of performance intended to encourage participants to extend extraordinary efforts to match the expectations of our investors and customers.

At the end of the Performance Measurement Period (December 31, 2005), the Corporate Performance Score is expressed as a percentage and can range from 0% to 200%.

The following chart shows the approved corporate performance goals for the AIP and corresponding Corporate Performance Scores for the Performance Measurement Period (January 1, 2005 through December 31, 2005).

2005 Annual Incentive Plan

Earnings Per Share Goal	Corporate Performance Score
$2.30 *	50%
$2.32 *	75%
$2.35	100%
$2.40	200%

*The Company must meet or surpass $2.30 EPS, the corporate financial performance threshold, for the year ending December 31, 2005 in order for any payment to be made, irrespective of the scores for Business Unit or individual performance.   For Officers, EPS must meet or exceed $2.32, a Corporate Performance Score of 75%, before any award payments are earned.

For EPS results falling between the levels noted above, the Corporate Performance Score will be interpolated on a straight-line basis. However, the Corporate Performance Score cannot exceed 200%.

In determining the Corporate Performance Score, the Compensation and Management Development Committee of the Company’s Board of Directors has the discretion to remove the effects of all or a portion of significant one-time items (whether positive or negative) from reported EPS.

Business Unit Performance Goals

Like the Company EPS goal, Business Unit goals are aggressive and intended to provide an incentive for participants to focus their efforts and perform at stretch levels as a team. Business Units represent smaller divisions of AGL Resources that participants impact more directly through their day-to-day performance.

All AGL Resources operations and business locations have been assigned to a Business Unit for performance measurement under the AIP. Each of the following is a separate AIP Business Unit.
•	Distribution Operations in Georgia and Tennessee
•	Distribution Operations in Virginia and Maryland
•	Distribution Operations in New Jersey
•	Distribution Operations in Florida
•	Pivotal Energy Development
•	AGL Networks

All other participants are considered “corporate staff” for whom no specific Business Unit performance will be measured. However, those in AGL Services Company functions that primarily support Distribution Operations will be assigned separate Business Unit Performance Measures. These will be communicated separately.

Eligible employees in each of these Business Units will have part of their AIP performance measured by the success of their respective Business Unit.  The Business Unit performance goals consist of specific goals with respect to financial performance.
•
In the case of Distribution Operations and Pivotal Energy Development, a combination of Earnings Before Interest and Taxes (EBIT) (both before and after allocations) and capital expenditures will be measured.

•	In the case of AGL Networks, a combination of EBIT (both before and after allocations), capital expenditures, and operating and maintenance expense will be measured.

The precise Business Unit performance goals for 2005 have been established for each Business Unit and have been distributed to the Management Committee members for communication.  These goals contain sensitive information that would be inappropriate to distribute with this document.  A separate document, the “2005 AIP Business Unit Performance Goals Exhibit,” is on file with each respective business head and the Policy Committee members.

At the end of the Performance Measurement Period (December 31, 2005), each Business Unit’s Performance Score is calculated and expressed as a percentage that can range from 0% to 200%.  Targets will equal 100% performance.

In determining the exact Business Unit Performance Score, the Policy Committee has the discretion to make appropriate adjustments to the score based on its review of the actual performance of the Business Unit compared to the Business Unit goals as set forth on the 2005 AIP Business Unit Performance Goals Exhibit. As part of its review, the Policy Committee may consider the effect of all or a portion of significant one-time items (whether positive or negative) affecting Business Unit results.

Individual Performance Measures

As noted earlier, one of the key objectives of the AIP is to provide recognition of individual contributions to our business success. A related objective is to provide meaningful differentiation of awards. When a participant achieves superior levels of performance, the award they receive will be appropriately greater than the awards received by participants with lower performance ratings.

There are two measures of individual performance - IPOs measure individual performance - “the what you achieve” and Success Factors measure competencies demonstrated to achieve that performance - ‘the how you achieve.” IPOs are set through discussions with your manager. Success Factors have been established for your position and are the same for each person holding the same position. Performance ratings for these two measures will be combined to determine your Individual Performance Score which can range from 0% to 200%. This score will be considered along with the Corporate and Business Unit Performance Scores to determine your Total AIP Performance Score and individual award payout. An example will be provided later in this document.

At the end of the Performance Measurement Period, your IPO and Success Factor performance will be assessed separately using the ratings below. The expected distribution across the Company for the IPO and Success Factor ratings is as follows:
•	FM (Fails to Meet) = (<5%)
•	PM (Partially Meets) = (20-30%)
•	SM (Successfully Meets) = (40-60%)
•	ME (Meets and Exceeds) = (20-30%)
•	SE (Significantly Exceeds) = (<10%)

Rating integrity within each functional area and Business Unit is the responsibility of each manager. Rating integrity across functions and Business Units will be the responsibility of the Management Committee.

Once the ratings for each have been determined, both ratings will be combined using a table similar to the one below to determine your Individual Performance Score. This one is provided for illustration only.

Example - Individual Performance Score Matrix

			IPO
S	F		FM	PM	SM	ME	SE
U	A	FM	0%	0%	0%	0%	0%
C	C	PM	0%	50%	80%	115%	150%
C	T	SM	0%	65%	100%	135%	165%
E	O	ME	0%	85%	120%	150%	185%
S	R	SE	0%	105%	135%	170%	200%
S

2005 Annual Incentive Plan

The table will weight the IPO score at approximately 65% of the total with the Success Factor score making up the remainder. This score is used with the Corporate and Business Unit Performance Scores based upon your participation tier to determine your AIP award.

Participants who receive a “Fails to Meet” (FM) rating on either the Success Factor rating or the IPO rating will not be eligible for an incentive award regardless of corporate and Business Unit performance.

Q.	How will the Corporate Performance Score, Business Unit Performance Score and Individual Performance Score be weighted?

A. Because participants have different levels of impact on each of the measures, the AIP will weight each factor differently for different categories of participants. This provides a better “line of sight” to performance at each participant’s level in the organization.

Award Weighting Factors

The Performance Measures for corporate, Business Unit and individual performance are weighted so that some Performance Measures will affect your Total AIP Performance Score more than others. Weighting factors are expressed as percentages. The total weight of all of your Performance Measures equals 100%.

The following table shows tiers of participation and the corresponding weight of corporate, Business Unit and individual performance.

Tier	Organization Placement	Corporate Score	Business Unit Score	Individual Score
Policy Committee Officers*		75%	0%	25%
Other Officers		50%	0%	50%
E6 - E9	Corporate Staff	50%	0%	50%
	Business Unit	25%	25%	50%
E5 and below (Non-Union)	Corporate Staff	50%	0%	50%
	Business Unit	0%	50%	50%
Union**	All	0%	50%	50%
* The Policy Committee Officers participate in the Executive Performance Incentive Program as approved by AGL Resources’ shareholders. It mirrors the corporate EPS portion of the AIP but is subject to the requirements of Section 162(m) of the Internal Revenue Code and the review of the Compensation and Management Development Committee of the Board of Directors.
**Subject to the express terms of the relevant CBA.

2005 Annual Incentive Plan

Q. What is my Target Award?

A. Your Target Award is expressed as a percentage of your Annual Rate and represents the potential amount that you have the opportunity to earn as incentive compensation if the Total AIP Performance Score is 100%. The actual award which you receive, if any, may be greater or less than the Target Award depending on the level of corporate, Business Unit, and individual performance.

The following table shows salary grades and corresponding Target Awards.

AGL Resources’ Salary Grade at 12/31/05	Target Award (% of Annual Rate)
Nonexempt (includes eligible bargaining unit employees)	4%
E1 -E5	6%
E6	10%
E7	12%
E8	17%
E9	20%
Officers	Individually determined

Q. How is my AIP award calculated?

A. The calculation of your AIP award begins with your Annual Rate of pay multiplied by your Target Award %. A formula is then applied that includes the Corporate, Business Unit, and Individual Performance Scores weighted according to your participation tier. The examples that follow illustrate this calculation.

Annual Rate

For exempt employees, your Annual Rate is your earned base pay during the Performance Measurement Period as an eligible participant.

For nonexempt employees, your Annual Rate is your earned base pay plus total overtime and shift differential pay earned as an eligible participant during the Performance Measurement Period.

Therefore, Annual Rate will exclude periods when you were on unpaid leave or otherwise inactive or ineligible.

AIP Award Calculation Examples

At the end of the Performance Measurement Period (December 31, 2005), the AIP award is calculated based on your Annual Rate, Target Award, and Total AIP Performance Score.

In the following two examples, an AIP award is calculated using different sets of assumptions for “Mary” and “John”.

2005 Annual Incentive Plan

Example “A” - MARY
•	Mary is an active employee of AGL Resources for all of 2005 in Chattanooga Gas Company.
•	Mary’s annual salary on January 1, 2005 was $75,000 but she received a salary increase on July 1 to $80,000 which continued through the rest of the year.
•	Mary did not have any leave or inactive status periods during the year.
•	On December 31, 2005, Mary’s
–	position grade is E6
–	Target Award is 10%.
•	Company’s EPS = $2.35.
•	Business Unit Performance Score = 95%.
•	Mary’s Success Factor rating is SM and her IPO rating is ME.

Step 1 - Determine performance scores for each element - Corporate, Business Unit and Individual

•	Corporate Performance Score
From the table on page 5, EPS at $2.35 = a Corporate Performance Score of 100%

Earnings Per Share Goal	Corporate Performance Score
$2.30*	50%
$2.32*	75%
$2.35	100%
$2.40	200%
*The Company must meet or surpass $2.30 EPS ($2.32 for Officers) for any payment to be made under the AIP. For EPS results falling between the levels noted above, the Corporate Performance Score will be interpolated. However, the Corporate Performance Score cannot exceed 200%.

The Corporate Performance Score of 100% will be entered into the Total AIP Performance Score calculation in Step 3.

•	Business Unit Performance Score
Chattanooga Gas Company’s performance is combined with other Georgia and Tennessee distribution operations results and compared to the Business Unit performance goals. A combined Business Unit Performance Score is then determined for all participants in the Business Unit. In this example, we are assuming a Business Unit Performance Score of 95% which will be entered into the Total AIP Performance Score calculation in step 3.

•	Individual Performance Score
Using the matrix provided, Mary’s Success Factor rating (SM) and IPO rating (ME) combine to produce an Individual Performance Score of 135%.

			IPO
S	F		FM	PM	SM	ME	SE
U	A	FM	0%	0%	0%	0%	0%
C	C	PM	0%	50%	80%	115%	150%
C	T	SM	0%	65%	100%	135%	165%
E	O	ME	0%	85%	120%	150%	185%
S	R	SE	0%	105%	135%	170%	200%
S

The Individual Performance Score of 135% will be entered in the Total AIP Performance Score calculation in Step 3.

Step 2 - Calculation of Annual Rate
Annual salary of $75,000 for six months = $37,500
Annual salary of $80,000 for six months = $40,000
Annual Rate = $77,500

The Annual Rate of $77,500 will be entered in the award calculation formula in Step 4.

Step 3 - Calculation of Total AIP Performance Score

Measure	Weighting	Performance Score	Weighted Performance
Corporate	25%	100%	25% x 100% = 25%
Business Unit	25%	95%	25% x 95% = 23.75%
Individual	50%	135%	50% x 135% = 67.5%
Total AIP Performance Score			25% + 23.75% + 67.5% = 116.25%

Step 4 - Award Calculation
Multiply Mary’s Annual Rate ($77,500) times her Target Award percentage (10%) and her Total AIP Performance Score (116.25%).

AIP Award = $77,500 x 10% x 116.25% = $9,009.38

Example “B” - JOHN
•	John is an active employee of AGL Services Company for all of 2005, except for 3 months (April through June) when he was inactive.
•	He works in the Controller’s organization in Atlanta.
•	His annual salary on January 1 was $38,000 but he received an increase on July 1 when he returned to active status. His annual salary for the rest of the year was $39,500.
•	He earned $2,750 in overtime during 2005.
•	On December 31, 2005, John’s
–	position grade is N6
–	Target Award is 4%.
•	Company’s EPS = $2.32.
•	John’s Success Factor rating is ME and his IPO rating is PM

Step 1 - Determine performance scores for each element - Corporate and Individual

•	Corporate Performance Score
From the table on page 5, EPS at $2.32 = Corporate Performance Score of 75%

2005 Annual Incentive Plan

Earnings Per Share Goal	Corporate Performance Score
$2.30*	50%
$2.32*	75%
$2.35	100%
$2.40	200%

* The Company must meet or surpass $2.30 EPS ($2.32 for Officers) for any payment to be made under the AIP. For EPS results falling between the levels noted above, the Corporate Performance Score will be interpolated. However, the Corporate Performance Score cannot exceed 200%.

The Corporate Performance Score of 75% will be entered into the Total AIP Performance Score calculation in Step 3

•	Individual Performance Score
John’s Success Factor rating (ME) and IPO rating (PM) combine to produce an Individual Performance Score of 85% in the matrix example.

			IPO
S	F		FM	PM	SM	ME	SE
U	A	FM	0%	0%	0%	0%	0%
C	C	PM	0%	50%	80%	115%	150%
C	T	SM	0%	65%	100%	135%	165%
E	O	ME	0%	85%	120%	150%	185%
S	R	SE	0%	105%	135%	170%	200%
S

The Individual Performance Score of 85% will be entered in the Total AIP Performance Score calculation in Step 3.

Step 2 - Calculation of Annual Rate
Annual Salary of $38,000 for three months (excludes the period on inactive status) = $9,500
Annual salary of $39,500 for six months = $19,750
Overtime earnings during 2005 = $2,750
Annual Rate = $9,500 + $19,750 + $2,750 = $32,000

The Annual Rate of $32,000 will be entered in the award calculation formula in Step 4.

Step 3 - Calculation of Total AIP Performance Score

Measure	Weighting	Performance Score	Weighted Performance
Corporate	50%	75%	50% x 75% = 37.5%
Individual	50%	85%	50% x 85% = 42.5%
Total AIP Performance Score			37.5% + 42.5% = 80%

2005 Annual Incentive Plan

Step 4 - Award Calculation
Multiply John’s Annual Rate ($32,000) times his Target Award percentage (4%) and his Total AIP Performance Score (80%).

AIP Award = $32,000 x 4% x 80% = $1,024.00

Q. What is the timing for payment of AIP awards?

A. The current AIP Performance Measurement Period is January 1, 2005 through December 31, 2005.Payment of awards, if any, will occur as soon as administratively practicable during the first quarter of fiscal 2006, but not later than March 15, 2006.

Q.	Under what conditions will an AIP award not be paid?

A.	There are both corporate and individual conditions that may cause an award not to be paid.
Corporate conditions -
•	EPS for the Performance Measurement Period is below the threshold ($2.30 for 2005)
•	If you’re an officer of AGL Resources, EPS is below $2.32 for the 2005 Performance Measurement Period
•	The Company decides to terminate or modify the AIP
Individual conditions -
•	An IPO rating of FM
•	A Success Factor rating of FM
•	Ineligible status when awards are paid

Q. What about a change in status during the Performance Measurement Period?

A. That will depend on the type of change as follows:

Salary Grade or Transfer - For purposes of calculating an AIP award, if you had a change in salary grade, FLSA classification (exempt or nonexempt) or Business Unit during the Performance Measurement Period, then your award, if any, will be based on your salary grade level FLSA classification and Business Unit on December 31, 2005. Please note that for purposes of calculating the AIP award, the PAN reflecting that change must be in place no later than December 23, 2005.

Employees are not eligible to participate in multiple annual cash incentive plans simultaneously. Participants in plans other than AIP who transfer into the AIP during the Performance Measurement Period will receive a prorated payment, if any is earned under the AIP, based on the effective date of the transfer. Payments, if any, under the other incentive plan will be pursuant to the terms of the plan. Managers of transferring employees should complete performance review forms at the time of transfer and provide a copy to the employee’s new manager.

Retirement - If you retire on or before the date that any awards are paid (i.e., the date that award payments are distributed) under the terms of the AGL Resources Retirement Plan or any other retirement plan approved by the Board of Directors for that purpose, you will be eligible for payment of an award. Your award, if any, will be prorated based on your Annual Rate and your salary grade level and Business Unit as of your retirement date or December 31, 2005, whichever is earlier.

Death or Long Term Disability - If you die or are placed on Long Term Disability under AGL
Resources’ LTD Plan during the Performance Period as an eligible participant and AIP awards are paid at the end of the Performance Period, you, or in the case of your death your estate, will receive a prorated payment representing the time of your active participation during the Performance Period.

Resignation, Severance or Discharge - If you resign or are discharged on or before the date when any awards are paid (i.e., the date that payment amounts are actually distributed), you will not be eligible for payment of an award, even if your severance, if any, extends past that date.

Leaves of Absence
•	Generally, awards otherwise earned but not payable due to inactive status resulting from a leave will be paid only upon your return to active status.
•
If you are on an unpaid leave when award payments are made and your inactive status continues beyond June 30, payment upon your eventual return to active status will be subject to review by the Policy Committee.

Q. What is the effect of the AIP award on other benefits?

A. AIP awards count as compensation for the Retirement Savings Plus (RSP) Plan and Nonqualified Savings Plan (NSP). Awards also count as compensation for participants subject to the Career Average Earnings formula under the AGL Resources’ Retirement Plan, but do not count as compensation for participants subject to the Final Average Earnings formula under the AGL Retirement Plan.

Q. Who administers the AIP?

A. The AIP will be administered by the Policy Committee of the Company. Except as otherwise set forth in this document, no person, other than members of the Committee, will have any discretion concerning decisions affecting the AIP.

The Committee will have the authority to interpret the AIP and establish such rules and regulations as it deems necessary or advisable for the proper administration of the AIP, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives and goals of the AIP as it deems necessary or advisable. Each determination or other action made or taken by the Committee pursuant to the AIP, including interpretation of the AIP and the specific conditions and provisions of the awards granted hereunder will be final and conclusive for all purposes and upon all persons.

The Compensation and Management Development Committee of the Company’s Board of Directors will have the sole authority to determine and certify the corporate performance, following the end of the Performance Measurement Period.

Q. Are awards under the AIP intended to qualify under Section 162(m)?

A. In order to qualify for the exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended, awards must be issued under a plan that has been approved by shareholders. As a result, awards granted to “Covered Persons,” as that term is defined under Section 162(m), and intended to qualify as “qualified performance-based compensation” will be granted under the Company’s Executive Performance Incentive Plan, or a successor to such plan.  However, to the extent permitted under Section 162(m), the awards granted to such Covered Persons will be calculated in the same manner as awards issued pursuant to this AIP.

Q. Does participation in the AIP create employment rights for AIP participants?

A. The AIP does not constitute a contract of employment and participation in the AIP will not give a participant the right to continue in the employ of the Company on a full-time, or any other basis. Participation in the AIP will not give any participant any right or claim to any benefit under the AIP, unless such right or claim has specifically been granted by the Policy Committee under the terms of the AIP.

2005 Annual Incentive Plan

Q. By what law is the AIP governed?

A. The AIP and all rules and determinations made and taken pursuant hereto will be governed by the laws of the State of Georgia, to the extent not preempted by federal law, and construed accordingly.

Q. What is the source of the funds required to pay benefits under the AIP?

A. The funds used to pay AIP benefits will be paid from the Company’s general assets.

Q. Will taxes be withheld from my award?

A. Your award is considered “supplemental” income and is subject to federal and state income tax withholding, as well as the employee portion of social security (FICA) and Medicare taxes.

Q. Can the Company amend or terminate the AIP?

A. The Company reserves the right to amend or terminate the AIP at any time at its discretion.